INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN NUVEEN FUND ADVISORS, LLC AND

NUVEEN ASSET MANAGEMENT, LLC

NUVEEN INVESTMENT TRUST V

AMENDED AS OF MARCH 12, 2018

Schedule A

Fund	Effective Date	Period End	Compensation Percentage

Nuveen Preferred Securities and Income Fund	October 1, 2014	August 1, 2018	60.0000%

Nuveen Gresham Diversified Commodity Strategy Fund	October 1, 2014	August 1, 2018	10.0000%

Nuveen Global Real Estate Securities Fund	March 20, 2018	August 1, 2019	50.0000%

[SIGNATURE PAGE FOLLOWS]

DATED: MARCH 12, 2018

NUVEEN FUND ADVISORS, LLC

	BY:	/S/ GIFFORD R. ZIMMERMAN
Managing Director

ATTEST:

/s/ Virginia O’Neal

NUVEEN ASSET MANAGEMENT, LLC

	BY:	/S/ KEVIN J. MCCARTHY
Senior Managing Director
ATTEST:

/s/ Virginia O’Neal

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